Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Melissa Napier	Debra Ceffalio
(847) 720-2767	(847) 720-1652
Melissa.Napier@usfoods.com	Debra.Ceffalio@usfoods.com

US Foods Reports First Quarter Fiscal 2017 Earnings

ROSEMONT, Ill. (BUSINESS WIRE) May 9, 2017 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the first quarter of fiscal 2017.

First Quarter Highlights

•	Total case volume increased 4.3%; independent restaurant case volume increased 4.0%.
•	Net sales increased 3.5% to $5.8 billion.
•	Gross profit of $991 million increased 3.2%.
•	Operating income of $77 million decreased $8 million.
•	Net income of $27 million increased $14 million.
•	Adjusted EBITDA increased 6.1% to $215 million.
•	Diluted EPS of $0.12; Adjusted Diluted EPS of $0.18.

CEO Perspective

“Our business delivered solid results in the first quarter of fiscal 2017,” said President and CEO Pietro Satriano. “Solid volume growth with our targeted customer types helped us deliver Net sales growth of 3.5%, and our disciplined focus on improving profitability led to Adjusted EBITDA growth of over 6% against a strong fiscal 2016 first quarter. Our M&A pipeline remains active, and the two new acquisitions closed in the first quarter provide opportunities to increase our independent restaurant share and center of the plate capabilities in protein. We are confident that the continued execution of our strategy will drive solid results as the year progresses.”

First Quarter Results

Total case volume increased 4.3% from prior year, of which 2.7% was organic growth, and independent restaurant case volume increased 4.0%, of which 2.8% was organic growth. Continued growth with independent restaurants, healthcare, and hospitality customers, as well as select new national chain business, drove the strong first quarter volume increase.

Net sales of $5.8 billion represent a 3.5% increase from prior year, driven by total case volume growth that was partially offset by year-over-year deflation in dairy, beef and produce as well as product mix changes. Sales from acquisitions completed in the last 12 months boosted total Net sales by approximately 1.3%.

Gross profit of $991 million increased $31 million, or 3.2% from prior year.  The increase was driven by higher volumes combined with margin expansion initiatives, partially offset by the year-over-year change in the Last-in, first-out (LIFO) reserve. Gross profit as a percentage of Net sales was 17.1%. Adjusted Gross profit, which excludes the impact of LIFO, was $1.0 billion, a 5.5% increase from the prior year, driven by the Gross profit items discussed above. Adjusted Gross profit as a percentage of Net sales was 17.3%.

Operating expenses were $915 million, an increase of 4.6% from prior year.  The increase was primarily due to higher volumes combined with higher employee-related costs, and increased insurance related charges; these items were partially offset by progress on initiatives to reduce operating expenses. Adjusted Operating expenses for the quarter were $786 million, a 5.4% increase from prior year, driven by the Operating expense items discussed above.

Operating income was $77 million, an $8 million decrease from prior year, predominantly driven by the $21 million negative year-over-year LIFO reserve impact as well as the drivers in Gross profit and Operating expenses discussed above.

Net income for the quarter was $27 million, up from $13 million in the prior year. Adjusted EBITDA of $215 million increased $12 million, or 6.1% compared to prior year, driven by volume growth and the Adjusted Gross profit and Adjusted Operating expense factors discussed above. Diluted EPS was $0.12 and Adjusted Diluted EPS was $0.18.

Cash Flows and Capital Transactions

Cash flows from operating activities for first quarter of fiscal 2017 was $122 million, a decrease of $15 million from prior year, driven by increased working capital needs from the growth in sales. Cash capital expenditures for the quarter totaled $70 million, an increase of $33 million from prior year, due to the timing of payments made for assets acquired late in Q4 fiscal 2016 and increased capital spending, as planned.

Net Debt at the end of the quarter was $3.7 billion, a decrease of $1.2 billion versus the comparable prior year period. The ratio of Net Debt to Adjusted EBITDA was 3.8x at the end of the quarter, down from 5.3x in the same period prior year.

Outlook for Fiscal 2017

The company’s outlook for fiscal 2017, announced on February 15, 2017, remains unchanged. The company does, however, expect interest expense and cash taxes to be at the low end of the previously provided ranges.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

We are not providing a reconciliation of our full year 2017 Adjusted EBITDA or Adjusted Diluted EPS outlook because we are not able to accurately estimate all of the adjustments on a forward-looking basis and such items could have a significant impact on our GAAP financial results as a result of their variability.

Conference Call and Webcast Information

US Foods first quarter fiscal 2017 earnings call will be broadcast live via the Internet on May 9, 2017 at 9:00 a.m. CDT. The call can also be accessed live over the phone by dialing (855) 788-2805; the conference ID number is 35394299. The presentation slides reviewed during the webcast will be available shortly before that time. The webcast, slides, and a copy of this news release will be available in the Investor Relations section of our website for a limited period of time at www.usfoods.com/investors.

About US Foods

US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 chefs, restaurants and foodservice operators to help their businesses succeed. With nearly 25,000 employees and more than 60 locations, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, IL, and generates approximately $23 billion in annual revenue. Discover more at www.usfoods.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including those statements under “Outlook for Fiscal 2017”. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies.  These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts,” “mission,” “strive,” “more,” “goal,” or similar expressions. The statements are based on assumptions that we have made, based on our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments, and other factors we think are appropriate. We believe these judgments are reasonable. However, you should understand that these statements are not guarantees of performance or results.  Our actual results could differ materially from those expressed in the forward-looking statements.  There are a number of risks, uncertainties, and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in this release. Such risks, uncertainties, and other important factors include, among others: our ability to remain profitable during times of cost inflation/deflation, commodity volatility, and other factors; industry competition and our ability to successfully compete; our reliance on third-party suppliers, including the impact of any interruption of supplies or increases in product costs; risks related to our indebtedness, including our substantial amount of debt, our ability to incur substantially more debt, and increases in interest rates; restrictions and limitations placed on us by agreements and instruments governing our debt; any change in our relationships with group purchasing organizations; any change in our relationships with long-term customers; our ability to increase sales to independent restaurant customers; our ability to successfully consummate and integrate acquisitions; our ability to achieve the benefits that we expect from our cost savings initiatives; shortages of fuel and increases or volatility in fuel costs; any declines in the consumption of food prepared away from home, including as a result of changes in the economy or other factors affecting consumer confidence; liability claims related to products we distribute; our ability to maintain a good reputation; costs and risks associated with labor relations and the availability of qualified labor; changes in industry pricing practices; changes in competitors’ cost structures; our ability to retain customers not obligated by long-term contracts to continue purchasing products from us; environmental, health and safety costs; costs and risks associated with government laws and regulations, including related to environmental, health, safety, food safety, transportation, labor and employment, and changes in existing laws or regulations; technology disruptions and our ability to implement new technologies; costs and risks associated with a potential cybersecurity incident; our ability to manage future expenses and liabilities associated with our retirement benefits and pension plans; disruptions to our business caused by extreme weather conditions; costs and risks associated with litigation; changes in consumer eating habits; costs and risks associated with our intellectual property protections; and risks associated with potential infringements of the intellectual property of others.

For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the Securities and Exchange Commission (“SEC”) on February 28, 2017. All forward-looking statements made in this release are qualified by these cautionary statements. The forward-looking statements contained in this release speak only as of the date of this release.  We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Explanation of Non-GAAP Financial Measures

We provide Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net income and Adjusted Diluted Earnings per Share (EPS) as supplemental measures to GAAP measures regarding our operational performance. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of Last-in, first-out (LIFO) reserve changes.  Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance, as well other items noted in our debt agreements.

We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. Examples of items excluded from Adjusted EBITDA include Restructuring charges, Loss on extinguishment of debt, Sponsor fees, Share-based compensation expense, Pension settlements, the non-cash impacts of LIFO reserve adjustments, Business transformation costs (business costs associated with the redesign of systems and processes), and other items as specified in our debt agreements.

We use Net Debt to review the liquidity of our operations. Net Debt is defined as long-term debt plus the current portion of long-term debt net of the Senior Notes premium, Deferred financing fees, restricted cash held on deposit in accordance with our credit agreements, and total Cash and cash equivalents remaining on the balance sheet as of April 1, 2017. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows From Operating or Financing Activities.

We believe that Adjusted Net income is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, amortization, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net income is Net income excluding such items as Restructuring charges, Loss on extinguishment of debt, Sponsor fees, Share-based compensation expense, Pension settlements, Business transformation costs (business costs associated with the redesign of systems and processes), and other items, and adjusted for the tax effect of the exclusions and discrete tax items. We believe that Adjusted Net income is used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.

We use Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure.  We believe the presentation of Adjusted Diluted EPS is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance.  We also believe that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share is useful to investors because these metrics are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used for certain covenants and restricted activities under our debt agreements. We also believe these non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that amounts presented in accordance with our definitions of Adjusted Gross profit, Adjusted Operating expense, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net Income and Adjusted Diluted EPS may not be the same as similar measures used by other companies.  Not all companies and analysts calculate these measures in the same manner.  We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by presenting the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Source: US Foods

# # #

US FOODS HOLDING CORP.
Consolidated Balance Sheets
($ in millions)*	April 1, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$152	$131
Accounts receivable, less allowances of $24 and $25	1,372	1,226
Vendor receivables, less allowances of $3 and $2	153	106
Inventories – net	1,198	1,223
Prepaid expenses	88	73
Assets held for sale	21	21
Other current assets	11	10
Total current assets	2,994	2,789
Property and equipment -- net	1,789	1,768
Goodwill	3,922	3,908
Other intangibles -- net	369	387
Deferred tax assets	35	34
Other assets	68	58
Total assets	$9,178	$8,944
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank checks outstanding	$172	$143
Accounts payable	1,473	1,295
Accrued expenses and other current liabilities	368	456
Current portion of long-term debt	82	76
Total current liabilities	2,095	1,969
Long term debt	3,772	3,706
Deferred tax liabilities	394	381
Other long-term liabilities	342	351
Total liabilities	6,603	6,407

Shareholders' equity:
Common stock	2	2
Additional paid-in capital	2,801	2,791
Accumulated deficit	(109)	(136)
Accumulated other comprehensive loss	(119)	(119)
Total shareholders' equity	2,575	2,538
Total liabilities and shareholders' equity	$9,178	$8,944

*Amounts may not add due to rounding.

US FOODS HOLDING CORP.
Consolidated Statements of Operations
(Unaudited)

($ in millions, except share and per share data)*	13 weeks ended April 1, 2017	13 weeks ended April 2, 2016

Net sales	$5,788	$5,593
Cost of goods sold	4,797	4,633
Gross profit	991	960
Distribution, selling and administrative costs	913	864
Restructuring charges	2	11
Total operating expenses	915	875
Operating income	77	85
Interest expense -- net	42	71
Income before taxes	35	14
Income tax provision	8	1
Net income	$27	$13
Net income per share
Basic	$0.12	$0.08
Diluted	$0.12	$0.08
Weighted-average common shares outstanding
Basic	221,364,013	169,121,722
Diluted	226,323,410	171,499,932
Distribution declared and paid per share	$-	$3.94

*Amounts may not add due to rounding.

US FOODS HOLDING CORP.
Consolidated Statements of Cash Flows
(Unaudited)

($ in millions)*	13 weeks ended April 1, 2017	13 weeks ended April 2, 2016
Cash Flows From Operating Activities:
Net income	$27	$13
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	108	103
Gain on disposal of property and equipment-net	-	(1)
Amortization and write-off of deferred financing costs	1	2
Insurance proceeds related to operating activities	-	2
Insurance benefit in net income	-	(7)
Amortization of Senior Notes original issue premium	-	(1)
Deferred tax provision	12	-
Share-based compensation expense	3	5
Provision for doubtful accounts	5	4
Changes in operating assets and liabilities, net of business acquisitions:
Increase in receivables	(193)	(85)
Decrease (increase) in inventories	36	(50)
Increase in prepaid expenses and other assets	(26)	(5)
Increase in accounts payable and bank checks outstanding	237	258
Decrease in accrued expenses and other liabilities	(89)	(101)
Net cash provided by operating activities	122	137
Cash Flows From Investing Activities:
Acquisition of businesses—net of cash	(63)	(38)
Proceeds from sales of property and equipment	1	2
Purchases of property and equipment	(70)	(37)
Investment in Avero, LLC	-	(8)
Net cash used in investing activities	(132)	(81)
Cash Flows From Financing Activities:
Proceeds from debt borrowings	578	538
Principal payments on debt and capital leases	(548)	(303)
Cash distribution to shareholders	-	(666)
Contingent consideration paid for business acquisition	(5)	-
Proceeds from employee share purchase plan	3	-
Proceeds from exercise of stock options	7	-
Tax withholding payments for net share settled equity awards	(4)	-
Proceeds from common stock sales	-	3
Common stock and share-based awards settled	-	(4)
Net cash provided by (used in) financing activities	31	(432)
Net increase (decrease) in cash	21	(376)
Cash and cash equivalents, beginning of period	131	518
Cash and cash equivalents, end of period	$152	$142

Supplemental disclosures of cash flow information:
Cash paid in the period for:
Interest (net of amounts capitalized)	$30	$40
Income taxes paid - net of refunds	-	-
Non-cash Investing and Financing Activities:
Property and equipment purchases included in accounts payable	16	11
Capital lease additions	41	48
Cashless exercise of equity awards	7	-
Contingent consideration payable for business acquisitions	-	5

*Amounts may not add due to rounding.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

($ in millions, except share and per share data)*	13 weeks ended April 1, 2017	13 weeks ended April 2, 2016	Change	%

Net income (GAAP)	$27	$13	$14	107.7
Interest expense, net	42	71	(29)	(40.8)
Income tax provision	8	1	7	NM
Depreciation and amortization expense	108	103	5	4.9
EBITDA (Non-GAAP)	184	187	(3)	(1.6)
Sponsor fees (1)	-	2	(2)	NA
Restructuring charges (2)	2	11	(9)	(81.8)
Share-based compensation expense (3)	3	5	(2)	(40.0)
LIFO reserve change (4)	10	(11)	21	NM
Business transformation costs (5)	13	9	4	44.4
Other (6)	3	(1)	4	NM
Adjusted EBITDA (Non-GAAP)	215	203	12	6.1
Depreciation and amortization expense	(108)	(103)	(5)	4.9
Interest expense, net	(42)	(71)	29	(40.8)
Income tax provision (7)	(25)	(1)	(24)	NM
Adjusted Net income (Non-GAAP)	$40	$28	$12	42.9

Diluted EPS (GAAP)	$0.12	$0.08	$0.04	50.0
Sponsor fees (1)	-	0.01	(0.01)	(100.0)
Restructuring charges (2)	0.01	0.06	(0.05)	(83.3)
Share-based compensation expense (3)	0.01	0.03	(0.02)	(66.7)
LIFO reserve change (4)	0.04	(0.06)	0.10	NM
Business transformation costs (5)	0.06	0.05	0.01	20.0
Other (6)	0.01	(0.01)	0.02	NM
Income tax impact of adjustments (7)	(0.08)	-	(0.08)	NM
Adjusted Diluted EPS (Non-GAAP)	$0.18	$0.16	$0.02	12.5
Weighted-average diluted shares outstanding	226,323,410	171,499,932

Gross profit (GAAP)	$991	$960	$31	3.2
LIFO reserve change	10	(11)	21	NM
Adjusted Gross profit (Non-GAAP)	$1,001	$949	$52	5.5

Operating expenses (GAAP)	$915	$875	$40	4.6
Depreciation and amortization expense	(108)	(103)	(5)	4.9
Sponsor fees (1)	-	(2)	2	(100.0)
Restructuring charges (2)	(2)	(11)	9	(81.8)
Share-based compensation expense (3)	(3)	(5)	2	(40.0)
Business transformation costs	(13)	(9)	(4)	44.4
Other (6)	(3)	1	(4)	NA
Adjusted Operating expenses (Non-GAAP)	$786	$746	$40	5.4

*Amounts may not add due to rounding.
NM- Percentage change not meaningful.

(1)

Consists of fees paid to the Sponsors for consulting and management advisory services. On June 1, 2016, the consulting and management agreements with each of the Sponsors were terminated for an aggregate termination fee of $31 million.

(2)	Consists primarily of severance and related costs and organizational realignment costs.
(3)	Share-based compensation expense for vesting of stock awards and share purchase plan.
(4)	Represents the non-cash impact of LIFO reserve adjustments.

(5)	Consists primarily of costs related to significant process and systems redesign across multiple functions.
(6)	Other includes gains, losses or charges as specified under USF’s debt agreements.
(7)

Represents our Income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted Net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances. We maintained a valuation allowance against federal and state net deferred tax assets in the 13-week period ended April 2, 2016. The result was an immaterial tax effect related to pre-tax items excluded from Adjusted Net income in the 13-week period ended April 2, 2016.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
Net Debt and Net Leverage Ratios

($ in millions, except ratios)*	April 1, 2017	December 31, 2016	April 2, 2016
	(Unaudited)		(Unaudited)

Total Debt (GAAP)	$3,855	$3,782	$5,030
Senior Notes premium	-	-	(11)
Restricted cash	-	-	(6)
Cash and cash equivalents	(152)	(131)	(142)
Net Debt (Non-GAAP)	$3,703	$3,651	$4,871

Adjusted EBITDA (1)	$984	$972	$920

Net Leverage Ratio (2)	3.8	3.8	5.3

(1) Trailing Twelve Months (TTM) EBITDA
(2) Net debt/(TTM) Adjusted EBITDA